Exhibit 99.1
VNUS Medical Technologies Appoints Gregory T. Schiffman to its Board of Directors and Audit Committee
SAN JOSE, Calif. – April 6, 2006 – VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, today announced the appointment of Gregory T. Schiffman to its Board of Directors. Mr. Schiffman will also join VNUS’ Audit Committee.
Mr. Schiffman is currently Executive Vice President and Chief Financial Officer of Affymetrix Inc. (Nasdaq:AFFX), a company focused on products used in molecular biology research. Mr. Schiffman has more than 20 years of financial experience, including management roles at Hewlett Packard Company and as Vice President, Controller at Applied Biosystems prior to joining Affymetrix.
VNUS President and Chief Executive Officer Brian Farley stated, “Greg’s strong financial background and experience will be a valuable asset to our board and audit committee, and we look forward to his contributions.”
About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
Contact:
Brian Farley
President and Chief Executive Officer
Phone: 408-473-1199
ir@vnus.com